Exhibit 11.1

                         NEWMIL BANCORP, INC.
              COMPUTATION OF NET INCOME PER COMMON SHARE
                 (in thousands except per share amounts)

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
                                     Three month      Six month
                                   period ended      period ended
                                     June 30,          June 30,
                                   2001     2000     2001    2000
                                   ----     ----     ----    ----
Net income
----------
Net income - basic and diluted     $1,428   $1,088   $2,773  $2,111
                                   ======   ======   ======  ======
Weighted Average Common and Common
Equivalent Stock

Weighted average common stock
  outstanding                       4,491    3,607    4,521   3,614

Assumed conversion as of the
  beginning of each period or upon
  issuance during a period of stock
  options outstanding at the end
  of each period                      409      315      419     398

Assumed purchase of treasury stock
  during each period with proceeds
  from conversion of stock options
  outstanding at the end of each
  period                             (257)    (166)    (257)   (229)
                                    -----    -----    -----   -----
Weighted average common and common
  equivalent stock outstanding
  - diluted                         4,643    3,756    4,683   3,783
                                    =====    =====    =====   =====
Earnings Per Common and Common
Equivalent Share

Basic                               $0.32    $0.30    $0.61   $0.58
                                    =====    =====    =====   =====
Diluted                             $0.31    $0.29    $0.59   $0.56
                                    =====    =====    =====   =====

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